Exhibit 10.8

ELECTRIC SERVICE AGREEMENT

This Agreement made and entered into this 14th day of July 2006, by and between Southeastern Electric Cooperative, Inc., Marion, South Dakota (hereinafter called the Cooperative) and Millennium Ethanol, LLC. Marion, South Dakota (hereinafter called the Customer).

WITNESSETH:

WHEREAS, the Customer is constructing an ethanol plant located in Turner County, South Dakota (hereinafter called the Facility): and

WHEREAS, the Customer desires to have the Cooperative provide all of the electric power and energy requirements of the Facility and the Cooperative is willing and able to provide these requirements.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, the Cooperative and the Customer agree as follows:

1.             Description of Facility.

The Facility shall include the Customer owned ethanol plant and related facilities located in Section Thirty-one (31), Township One Hundred (100) North, Range Fifty-four (54) West, Turner County, South Dakota.

2.             Agreement to Sell and Purchase.

The Cooperative hereby agrees to sell and deliver to the Customer and the Customer agrees to purchase and receive from the Cooperative all of the electric power and energy requirements of the Customer upon the terms and conditions hereinafter provided.

3.             Service Characteristics.

a.             Service Delivery.  Service hereunder shall be provided at multiple service locations at the Facility, consisting of approximately 3 miles of 3 phase 12.47 kV (1.0, 4/0 and 500 MCM) underground distribution line, 13 padmount transformers, (7-1500 kVA 277/480 volt 3 phase transformers, 1-1500 kVA 4,160 volt 3 phase transformer. 4-1000 kVA 227/480 volt 3 phase transformers and 1-150 kVA 120 208 volt 3 phase transformer) along with associated switch gear, underground conduit and metering. The Cooperative shall install or cause to be installed, operated and maintained approximately 2 miles of 69 kV transmission line and a 69/12.47 kVA substation located at the plant site.

b.             Capacity.  Electrical service to the Facility under this Agreement shall be limited to 12,500 kVA. Service to additional load above 12,500 kVA shall require an amendment to this Agreement.

c.             Firm Service.  Service hereunder shall be firm and therefore not subject to load curtailment. Power interruptions may occur as the result of planned and

Millennium Ethanol, LLC Electric Service Agreement

coordinated maintenance and circumstances beyond the control of the Cooperative as provided for in Section 4,i. of this Agreement.

4.             Service Conditions and Requirements.

a.             Cooperative-Owned Facilities.  The Cooperative will furnish or cause to be furnished, installed and maintained, according to prudent utility practices, all electric equipment and facilities required to deliver electric power and energy to the Customer for the Facility to the point of interconnection. The Cooperative shall install or cause to be installed approximately 2 miles of 69 kV transmission line and a 69 to 12.47 kV substation located at the Facility. The point of interconnection shall be located at the low voltage terminals of the distribution transformers detailed in 3.a. above. Electric service equipment furnished, installed, operated and maintained by the Cooperative on the property of the Customer shall remain the property of the Cooperative and may be removed upon termination of this Agreement.

b.             Customer-Owned Facilities.  The Customer shall be solely responsible for the design, installation, maintenance and safety of any and all Customer supplied electric facilities or equipment. The Customer shall provide and maintain the necessary protection equipment to protect its own facilities from harm from any electrical cause as well as to protect the Cooperative’s equipment and members from any damages, interruption of service, or faulty service due to faults or operations of the Customer’s equipment.

c.             Location of Cooperative Facilities. The Customer shall provide to the Cooperative suitable locations for the installation of electric facilities on the property of the Customer. The Customer shall provide the Cooperative or its power supplier, at no cost, an appropriate instrument of conveyance (acceptable to Customer’s secured lenders and the Cooperatives) for the substation property and permanent easements (acceptable to Customer’s secured lenders and the Cooperatives) for all other electric power supply facilities of the Cooperative or its power supplier located on site. The Customer shall provide site grading for the substation at no cost to the Cooperative and shall provide concrete pads for all distribution transformers and switchgear in accordance with specifications provided by the Cooperative.

d.             Accessibility to Cooperative Facilities. Duly authorized representatives of the Cooperative shall be permitted to enter on the property of the Customer to the extent necessary to maintain and service electric facilities at all reasonable times in order to carry out the provisions of this Agreement.

e.             Operation of Cooperative Equipment. The Customer shall do nothing to interfere with the operation of any Cooperative-owned electric equipment or facilities, including any metering, telecommunications, or control equipment. The Customer shall advise the Cooperative as soon as possible if the Customer discovers any apparent problem with the condition or functioning of the Cooperative’s equipment or facilities.

f.              Operation of Customer Equipment.  The Customer’s electric service, electric facilities, and load characteristics will conform to the National Electric Code and National Electric Safety Code, IEEE/ANSI standards, and prudent utility practices. If the operation of any of the Customer’s equipment causes power quality or operational problems to the Cooperative’s electric system, the Customer shall promptly correct or remove the cause of the problem. If the Customer does not eliminate the problem, the Cooperative can correct or remove the problem from the electric system and the Customer will be responsible for the costs. The Customer shall notify the Cooperative immediately if the Customer discovers that the condition or operation of any of the Customer-supplied electric equipment or facilities may pose a risk to any persons or property.

g.             Power Factor.  The Customer agrees to maintain unity (100%) power factor as nearly as practical. The demand charges may be adjusted to correct for average power factors less than five percent (5%) unity (lagging) or greater than five percent (5%) unity (leading) by increasing the measured demand one percent (1%) for each one percent (1%) by which the average power factor is less than five percent (5%) unity (lagging) or more than five percent (5%) unity (leading).

h.             Cooperative Membership.  The Customer shall be a member of the Cooperative.

i.              Hold Harmless.  If the supply of electric power and energy provided by the Cooperative should fail or be interrupted, or become defective, through (a) compliance with any law, ruling, order, regulation, requirement or instruction of any federal, state or municipal governmental department or agency or any court of competent jurisdiction; (b) Customer action or omissions: or (c) acts of God, fires, strikes, embargoes, wars, insurrection, riot, equipment failures, operation of protective devices, or other causes beyond the reasonable control of the Cooperative, the Cooperative shall not be liable for any loss or damages incurred by the Customer or be deemed to be in breach of this Agreement. The Customer acknowledges that the delivery of electric power and energy may at times be subject to interruption by causes beyond the control of the Cooperative, including weather conditions, vandalism, accidents, and other interruptions, and that the Customer assumes the risk of those potential interruptions. The Cooperative will use its best efforts to restore electric service in the shortest reasonable time under the circumstances.

5.             Revenue Metering.

a.             Point of Metering.  Metering will measure the demand and energy of the total Facility, and will be located at the on-site 69/12.47 kV substation on the 7.2/12.47 kV secondary bus of the substation.

b.             Metering Responsibility.  All revenue metering shall be furnished, installed, maintained and read by the Cooperative.

c.             Meter Testing Procedure.  The metering shall be tested once every two years for accuracy by the Cooperative or its designee. In addition, at any time either party may request that the metering be tested. The requesting party will be responsible for the cost of the test. If any test discloses the inaccuracy of said meters to the extent of more than two percent (2%) fast or slow, an adjustment in billing shall be determined by the Cooperative from the best information available.

d.             Meter Failure.  Should the metering equipment at any time fail to register proper amounts or should the registration thereof be so erratic as to be meaningless, the capacity and energy delivered shall be determined by the Cooperative from the best information available.

6.             Rates and Payment.

a.             Rate Schedule Application.  The Customer shall pay the Cooperative for service rendered hereunder at the rates and upon the terms and conditions set forth in Rate Schedule Large Power Service - Millennium Ethanol, LLC attached to and made a part of this Agreement and any revisions thereto or substitutions thereof adopted by the Cooperative’s Board of Directors.

b.             Rate Guarantee.  The demand and energy components of the attached rate schedule are guaranteed to remain unchanged for the years 2007 and 2008, except as provided herein. The parties agree that the rates specified may be adjusted by the amount of any new or increased level in current local, state or federal taxes or fees.

c.             Rate Changes Beyond the Guarantee Period. Through this agreement, the parties understand that rate changes beyond 2008 will be principally driven by changes in wholesale rates charged by the Cooperative’s power supplier. The parties further agree that it is appropriate for future increases in the Cooperative’s cost of operations to be reflected in rates charged to the Customer. As a Cooperative member, the Customer is entitled to fair and equitable treatment relative to the market-based rates and other service conditions as contained within this agreement. The Cooperative will provide reasonable notification of any rate changes.

d.             Facilities Charge.  The Customer shall pay a monthly facilities charge in accordance with the attached rate schedule. The facilities charge will be adjusted if the Cooperative installs additional facilities not part of this agreement.

e.             Payment Arrangements. All charges for service shall be paid to the Cooperative by electronic funds transfer, which will be initiated by the Cooperative. The monthly billing periods shall be from the first day of the month through the last day of the month. Such charges shall be due and payable on the date of billing (on or about the tenth of the month). If payment is not received by the Cooperative within ten days of the due date, the Customer agrees that the Cooperative may disconnect service to the facility until the payment is made. To secure the payment of said electric service charges, the Customer shall pay to the Cooperative the sum of $200,000 no later then 15 days prior to the startup of commercial operation of the Facility or by February 1, 2008.

f.              Late Payment Charges.  If payment is not received by the date indicated on the bill, the customer shall be considered delinquent. The Cooperative will apply and the Customer shall pay a late payment charge based on the Cooperative’s policy of general application in effect at the time.

g.             Disputed Bills.  The Customer shall pay all bills for services and/or energy on a timely and in accordance with billing procedures herein contained even though said charges may be disputed. If it is determined that the Customer is entitled to a refund or credit for a disputed bill, the Cooperative shall, in addition to the principal amount refunded or credited, pay interest on said amount at the rate authorized for interest on judgments in the State of South Dakota, Neither party shall be obligated to settle disputes by arbitration or mediation without the mutual consent of the parties.

7.             Commencement and Termination.

a.             Commencement Date. This Agreement shall be in effect as of the date executed and the Customer’s obligation to purchase electricity and to commence payments under this agreement shall begin upon the startup of the commercial operation of the Facility but no later than February 1, 2008, whichever occurs first. Electric power requirements for plant construction prior to commercial operation shall be subject to the Cooperative’s standard tariffs.

b.             Minimum Facilities Charge Obligation.  In the event that this Agreement is terminated less then 10 years after start up, except for default of the Cooperative, and the Customer ceases to use the facilities described in Section 3a, the Customer agrees to pay to the Cooperative the equivalent of 10 years (120 months) of Facility Charges that the Customer would have paid if the agreement would have remained in effect for 10 years, less Facility Charge payments already made by the Customer prior to termination.

c.             Default and Termination.  The Customer shall be in default if it fails to timely pay for service under this Agreement, if it breaches any other of its obligations to the Cooperative, or if it becomes the subject of bankruptcy or insolvency proceedings. If the Customer fails to cure that default within ten (10) days the Cooperative may, after notice from the Cooperative, suspend or terminate its further performance under this Agreement, disconnect electric service to the Customer, terminate this Agreement, or take other action to address the

Customer’s default. This provision shall not limit the Cooperative’s right to take immediate action to suspend services if the Customer’s act or omission interferes with the safe and efficient operation of the Cooperative’s electric system, nor shall it limit the Cooperative’s right to pursue any other or further remedy available to it by law.

d.             Regulatory Termination.  Should the South Dakota Public Utilities Commission or any court of competent jurisdiction fail to assign the customer to the Cooperative, this contract shall be null and void.

8.             Patronage Capital Credits.

Service under the rates provided for in this Agreement is subject to a special allocation of capital credits to the Customer by the Cooperative. This allocation will take into account the unique cost assignment associated with the market-based rates that are included in this Agreement. For the purpose of this Agreement, the Customer acknowledges that it is not a natural person under South Dakota law.

9.             Disclaimer of Warranty and Limitation of Liability.

Each party shall be responsible for its own facilities and personnel provided or used in the performance of this Agreement. Neither the Cooperative nor the Customer shall be responsible to the other party for damage to or loss of any property, wherever located, unless the damage or loss is caused by its own negligence or intentional conduct or by the negligence or intentional conduct of that party’s officers, employees, or agents, in which case the damage or loss shall be borne by the responsible party. Neither party shall be responsible or liable to the other or to any other party for any indirect, special or consequential damages, or for loss of revenues from any cause.

10.          Indemnification.

a.             The Customer shall assume all liability for and shall indemnify the Cooperative and its members, trustees, directors, officers, managers, employees, agents, representatives, affiliates, transmission provider, successors and assigns and shall hold them harmless from and against any claims, losses, costs, and expenses of any kind or character that result from Customer’s negligence or wrongful conduct in connection with the design, construction, installation, operation or maintenance of the Facility. Such indemnity shall include, but is not limited to, financial responsibility for (a) monetary losses; (b) reasonable cost and expenses of defending an action or claim: (c) damages related to death or injury: and (d) damages to property; provided that Customer shall not be liable for special, indirect, incidental, punitive or consequential damages.

b.             The Cooperative shall assume all liability for and shall indemnify the Customer and its directors, officers, managers, employees, agents, representatives, affiliates, successors and assigns and shall hold them harmless from and against any claims, losses, costs, and expenses of any kind or character that result from Cooperative’s negligence or other wrongful conduct in connection with the design, construction, installation, operation or maintenance of its facilities. Such indemnity shall include, but is not limited to, financial responsibility for (a) monetary losses; (b) reasonable cost and expenses of defending an action or claim; (c) damages related to death or injury; and (d) damages to property; provided that Cooperative shall not be liable for special, indirect, incidental, punitive or consequential damages.

11.          General.

a.             Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and shall be governed by the laws of the State of South Dakota.

b.             Notices.  All notices under this Agreement shall be given in writing and shall be delivered electronically and mailed by first class mail to the respective parties as follows:

To Customer:
Millennium Ethanol, LLC
300 North Broadway
Marion, SD 57043

To Cooperative:
Brad Schardin, Manager
Southeastern Electric Cooperative, Inc,
PO Box 388
Marion, SD 57043

c.             No Waiver.  No course of dealing nor any failure or delay on the part of a party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies, which a party would otherwise have.

d.             Entire Agreement/Amendment.  This Agreement represents the entire Agreement between the parties and may be changed, waived, or terminated only by written agreement signed by both parties as set forth herein.

e.             Assignment.  The Cooperative may not assign this Agreement without written consent of Customer, which consent shall not be unreasonably withheld. The Customer may not assign this Agreement without the written consent of the Cooperative, which consent shall not be unreasonably withheld.

f.              Severability.  Should any part, term or provision of this Agreement be by a court of competent jurisdiction, decided to be illegal or in conflict with any applicable law, the validity of the remaining portions or provisions shall not be affected thereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, all as of the day and year first above written.

Attest:		Southeastern Electric Cooperative, Inc.

/s/ Steve Holmberg		By:	/s/ Harley Bruns

Title:	Secretary	Title:	President

Corporate Seal

Attest:		Millennium Ethanol, LLC

/s/ Brent Edwards		By:	/s/ Steve Domm

Title:	CFO	Title:	CEO

Corporate Seal

STATE OF SOUTH DAKOTA)
SS
COUNTY OF Turner)

On this 18 day of July, 2006, before me John B. McDonald, the undersigned office, personally appeared Harley Bruns, who acknowledged him/herself to be the President of Southeastern Electric Cooperative, Inc., a South Dakota Corporation, and that (s)he as such President being authorized so to do. executed the foregoing instrument for the purposes therein contained, by signing the name of the Corporation by (him)herself as President.

IN WITNESS WHEREOF I hereunto set my hand and official seal.

/s/ John B. McDonald
	JOHN B. McDONALD		Notary Public - State of South Dakota
(SEAL)	NOTARY PUBLIC	(SEAL)	My Commission expires 10/24/2011
SOUTH DAKOTA

STATE OF SOUTH DAKOTA)
SS
COUNTY OF Turner)

On this 14th day of July, 2006, before me Robin R. Smith, the undersigned office, personally appeared Steve Domm, who acknowledged (him) herself to be the CEO of Millennium Ethanol, LLC. a South Dakota Limited Liability Company, and that (s) he as such CEO, authorized so to do, executed the foregoing instrument for the purposes therein contained, by signing the name of the Limited Liability Company by (him)herself as CEO.

IN WITNESS WHEREOF] hereunto set my hand and official seal.

/s/ Robin R. Smith

Notary Public - State of South Dakota
My commission expires 4/10/11

(SEAL)

SOUTHEASTERN ELECTRIC COOPERATIVE, INC.
MARION, SOUTH DAKOTA

LARGE POWER SERVICE - MILLENNIUM ETHANOL, LLC

AVAILABILITY

Available to Millennium Ethanol, LLC ethanol facility located in Section Thirty-one (31), Township One Hundred (100) North, Range Fifty-four (54) West, Turner County, South Dakota, for commercial operation of the facility. This schedule is not available for start-up or construction power and is subject to the established rules and regulations of the Cooperative.

TYPE OF SERVICE

Multiple deliveries of alternating current, three-phase and single-phase at voltages of 277/480. 120/208 volts and 4,160 volts.

MONTHLY PAYMENT

The Customer shall pay the Cooperative for services hereunder at the following rates and conditions:

Facilities Charge	$47,150.00	per month, plus
Demand Charge	$8.85	per kW, plus
Energy Charge	$.0217	per kWh

FACILITIES CHARGE

The Customer will pay a monthly Facilities Charge in the amount of $47,150.00.  The Facilities Charge will be adjusted if the Cooperative installs additional facilities.

BILLING DEMAND

The billing demand shall be equal to the Customer’s contribution to the monthly billing demand from the Cooperative’s, power supplier, as determined by a demand meter or otherwise, and may be adjusted for power factor.

MINIMUM BILLING DEMAND

The demand for billing purposes shall not be less than 2,000 kW for any billing period.

MINIMUM CHARGES

The minimum monthly charge shall be the Facilities Charge plus the Minimum Billing Demand Charge provision of this rate.

POWER FACTOR ADJUSTMENT

The Customer agrees to maintain unity (100%) power factor as nearly as possible. The demand charges may be adjusted to correct for average power factors less than five percent (5%) unity (lagging) or greater than five percent (5%) unity (leading) by increasing the measured demand one percent (1%) for each one percent (1%) by which the average power factor is less than five percent (5%) unity (lagging) or more than five percent (5%) unity (leading).

STATE AND MUNICIPAL TAXES

All applicable state and municipal sales tax and any other non-ad valorem taxes imposed on electric sales shall be applied to monthly bills rendered under this rate schedule unless the consumer is exempt from said tax or taxes.

TERMS OF PAYMENT

All charges for service shall be paid to the Cooperative by electronic funds transfer, which will be initiated by the Cooperative. The monthly billing periods shall be from the first day of the month through the last day of the month. Such charges shall be due and payable on the date of billing (on or about the tenth of the month). If payment is not received by the Cooperative within ten days of the due date, the Customer agrees that the Cooperative may disconnect service to the facility until the payment is made. To secure the payment of said electric service charges, the Customer shall pay to the Cooperative the sum of $200,000 no later then 15 days prior to the startup of commercial operation of the Facility or by February 1, 2008.

In the event the current monthly bill is not paid in accordance with the payment dates indicated on the bill, a late payment penalty in effect at the time shall apply.

EFFECTIVE

This rate tariff shall be in effect upon the startup of the commercial operation of the Facility, but no later than February 1, 2008, whichever occurs first.